Exhibit 10-615

DEVELOPMENT AND PURCHASE AGREEMENT

This agreement (the "Agreement") for the development and production of an electronic module to be used in an electric meter (the "Product") is by and between Pacific Systems Control Technology Inc. ("PFSY"), a Delaware Corporation located at 22320 Foothill Boulevard, Suite 260, Hayward, California and International Utility Information Systems Corporation, a Delaware Corporation (hereinafter "Utility Systems"), located at 380 El Pueblo Road, Scotts Valley, California 95066, is entered on August 17, 2001.

Whereas,

PFSY desires that Utility Systems develop the Product over a specified time period to an agreed specification (the "Specification"), and,

PFSY desires to purchase such Product in 2002 under the terms and conditions of a Purchase Order (the "Order"), and

Utility Systems is in the business of developing such product and manufacturing such product,

Therefore, the parties agree as follows:

1.    This agreement supercedes in all respect any and all agreements between Utility Systems, Holley and affiliates, ACEI, John Heibel and Yuen Kong, including but not limited to agreements entered by these parties dated July 8, 2001.

2.    PFSY shall pay Utility Systems on or before August 22, 2001 the sum of $300,000 by wire transfer.

3.    PFSY and Utility Systems shall agree on or before September 1, 2001 to the Specifications.

4.    PFSY shall provide on or before September 15, a Letter of Credit, confirmed on Utility Systems' bank, securing payment under two milestones described in paragraphs 6 and 9 below.

5.    PFSY shall provide to Utility Systems ten meter cases at IEC 0.2 S class standard for the product on or before September 15 for use in engineering and approvals testing.

6.    Utility Systems shall demonstrate compliance of the Product with IEC 0.2 S accuracy specifications on or before November 1, 2001.  Such compliance shall be witnessed and certified by Mr. Mao and Mr. Fang (the "Witnesses") at the facilities of Utility Systems using the Rotek precision test apparatus.  Approval shall not be unreasonably withheld.  A certificate shall be signed by the Witnesses that authorizes payment under the Letter of Credit of a sum of $700,000.

7.    In the event that Utility Systems shall be unable to demonstrate such compliance on or before November 1, 2001, then a penalty (the "penalty") shall accrue and be payable to PFSY.  The Penalty shall accrue at a rate of 5 percent of $300,000 per day up to a maximum amount of $300,000 and shall be paid to PFSY within 30 days of reaching the maximum amount, or 30 days after compliance is reached.

8.    Not later than December 31, 2001, upon completion of Product to the Specifications as confirmed by PFSY or Holley, Utility Systems shall provide fifteen sample meters to PFSY for submission to testing under IEC60687, IEC61267, DL/T614-1999 and starting and running correctly at no load at EPRI China.

        a.    PFSY shall submit these meters for test and see to completion of testing within 60 days.  In event a test report is not available within 60 days, then a penalty shall accrue in the amount of 5 percent of $1,000,000 per day up to a maximum of $1,000,000.  PFSY shall pay Utility Systems this amount within 30 days of reaching the maximum amount or 30 days of reaching compliance.

        b.    In the event that such meters shall not achieve the specified compliance under such testing, then PFSY shall give Utility Systems the original test report showing which specific test had been failed.  Utility Systems will then have 90 days to cure such defect and pass such individual failed test.

        c.    In the event all such defect is not cured within 90 days of receipt of the test report, then Utility Systems shall be obliged to pay a penalty which shall accrue at a rate of 5 percent per day of $1,000,000 up to a maximum of $1,000,000 until such compliance is reached.  Utility Systems shall remit to PFSY this penalty within 30 days of compliance or reaching the maximum amount.

9.    Upon receiving certification to IEC and DLT by EPRI, then the certificate of compliance shall be presented, as indication of completion of the second milestone, and a payment under the Letter of Credit in paragraph 4 in the amount of $1,000,000 shall be authorized.

10.    The Agreement is accompanied by the Order, which is to be confirmed on or before September 1, 2001.  Under the Order, Utility Systems shall provide the electronics (without LCD and case) for the Product at a cost of $76.50.  Suitable Technical Manual, Maintenance Manual, and Installation Manual shall accompany the Product in paper or machine-readable form.  Utility Systems warrants an annual factory sample inspection reject rate of not greater than 1.5 percent.

11.    Utility Systems warrants it will have the capacity to produce a minimum of 50,000 units of the Product per year for three years.

12.    PFSY warrants it will order a minimum of 50,000 units of the Product per year for a period of three years.

13.    After development of the Product, PFSY and Holley shall have the exclusive right at no cost to sell the Product in China including Hong Kong and Taiwan and a non-exclusive right at no cost to sell the Product worldwide.

14.    Utility Systems shall retain ownership of all intellectual property associated with the Product and shall have the right to negotiate with PFSY to assemble the Products for Utility Systems sale in any country other than China including Hong Kong and Taiwan.  Utility Systems shall not sell the Product within China including Hong Kong and Taiwan nor authorize other parties to sell the Product within China including Hong Kong and Taiwan.

15.    This Agreement shall be amended only by mutual future written agreement of the parties.

16.    This Agreement shall be interpreted and adjudicated under the laws of the State of California.

17.    The parties shall attempt to settle disputes, if any, by Arbitration through mutually acceptable recognized Arbitrator in San Francisco, California.

Agreed:

/s/ Yuanhao Li, Pacific Systems Control Technology, Inc.

/s/ John Heibel, International Utility Information Systems Corporation

Witnessed:

/s/ Kwan Chan

/s/ Alistair Taylor

August 17, 2001